Exhibit 10.2

FIRST AMENDMENT TO LEASE AGREEMENT

This FIRST AMENDMENT TO LEASE AGREEMENT (“Amendment”), dated for reference purposes only as of the 10 day of April, 2023 (the “Effective Date”), is entered into by and between SFIII LAKE, LLC, a Delaware limited liability company, and SFIII FOS LAKE, LLC, a Delaware limited liability company (collectively, “Landlord”), and EVERBRIDGE, INC., a Delaware corporation (“Tenant”).

R E C I T A L S:

A.
Landlord, as successor-in-interest to PR 155 North Lake, LLC, and Tenant are parties to that certain Lease Agreement dated April 26, 2018 (the “Lease”). Pursuant to the Lease, Tenant currently leases from Landlord that certain space commonly known as Suite 900, consisting of approximately 19,634 rentable square feet (the “Original Premises”) within that certain building located at 155 North Lake Avenue, Pasadena, California (the “Building”), as more particularly described in the Lease.

B.
The Term of the Lease is scheduled to expire by its terms on December 31, 2023, and Landlord and Tenant desire to extend the Term.

C.
Landlord and Tenant also desire to relocate Tenant from the Original Premises to that certain premises commonly known as Suite 400, consisting of approximately 7,109 rentable square feet (the “New Premises”), within the Building, as depicted on Exhibit A attached hereto.

D.
Landlord and Tenant desire to enter into this Amendment in order to extend the Term of the Lease, relocate Tenant from the Original Premises to the New Premises, and further amend the Lease upon the terms and conditions as hereinafter set forth.

E.
Capitalized terms which are used in this Amendment without definition have the meanings given to them in the Lease.

A G R E E M E N T:

NOW, THEREFORE, in consideration of the foregoing Recitals, the mutual covenants and agreements contained in this Amendment and other good and valuable consideration, the receipt and sufficiency of such are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.
New Premises. Tenant hereby agrees to lease from Landlord, and Landlord hereby agrees to lease to Tenant, the New Premises on the terms and conditions hereinafter set forth. As of the New Term Commencement Date (as defined below), Exhibit A attached hereto showing the New Premises is hereby incorporated into and made a part of the Lease, and all references in the Lease to the defined term “Premises” shall mean and refer to the New Premises. Tenant’s use and occupancy of the New Premises shall be in accordance with all of the terms and conditions of the Lease as amended hereby (“Amended Lease”).

2.
New Term. The Term of the Lease as to the New Premises (“New Term”) shall commence retroactively on February 1, 2023 (the “New Term Commencement Date”), continue for ninety-six (96) months, and shall expire on January 31, 2031, notwithstanding that Landlord may not have delivered possession of the New Premises by the New Term Commencement Date. In no event shall the New Term operate to release Tenant from liability for any amounts owed or defaults that exist under the Amended Lease for the Original Premises prior to the New Term Commencement Date. Landlord shall not be obligated to deliver the New Premises until Landlord has received from Tenant copies of Tenant’s insurance certificates as required under the Lease with respect to the New Premises; provided, however, if Landlord’s delivery of the New Premises is delayed as a result of Tenant’s failure to provide said insurance certificates, the New Term Commencement Date shall remain unchanged to extent delayed by such failure.

3.
Vacation of Original Premises.

(a)
Tenant shall vacate and discontinue use of that certain portion of the Original Premises identified in Exhibit A as the “Initial Surrender Premises” by no later than 11:59 p.m. on the date that is five (5) days following the Effective Date (the “Vacation Date”). If Tenant properly vacates and discontinues use of the Initial Surrender Premises on or before the Vacation Date, Tenant’s obligation to pay Monthly Base Rent and other charges for the Initial Surrender Premises shall cease as of the New Term Commencement Date, otherwise Tenant shall continue to pay Monthly Base Rent for the Initial Surrender Premises until Tenant actually vacates and discontinues use of the Initial Surrender Premises in accordance with the terms of the Amended Lease. Upon the Vacation Date, all rights of Tenant to possession and occupancy of the Initial Surrender Premises and Tenant’s obligations with respect to the Initial Surrender Premises will terminate except as to Tenant’s surviving obligations under the Amended Lease, and all of Tenant’s rights and obligations under the Amended Lease shall relate solely to the New Premises and the Remainder Surrender Premises; provided, however, if Tenant fails to vacate and discontinue use of the Initial Surrender Premises on or before the Vacation Date, Tenant shall be deemed in holdover of the Initial Surrender Premises subject to the holdover provisions in the Lease, and such holding over shall not operate to release Tenant from its obligations with respect to the New Premises. In addition, if Tenant accesses and occupies the Initial Surrender Premises at any time during the New Term, then Tenant shall be required to resume paying Monthly Base Rent for the Initial Surrender Premises at the same rate payable by Tenant for the Remainder Surrender Premises and Tenant’s Building Percentage shall be increased to include the Initial Surrender Premises.

(b)
Tenant shall have the right to possess and occupy that certain portion of the Original Premises identified in Exhibit A as the “Remainder Surrender Premises,” consisting of approximately 7,109 rentable square feet, from the New Term Commencement Date through the Surrender Date (the “Interim Term”) in accordance with the terms and conditions of the Lease. Tenant shall surrender the entire Original Premises to Landlord in the condition required pursuant to this Section 3 no later than 11:59 p.m. on or before the date that is five (5) business days following the date of substantial completion of the Tenant Improvements in the New Premises (the “Surrender Date”). If Tenant properly surrenders the Original Premises on or before the Surrender Date, Tenant’s obligation to pay Monthly Base Rent and other charges for the Original Premises shall cease as of the New Term Commencement Date, otherwise Tenant shall continue to pay Monthly Base Rent for the Original Premises until Tenant actually surrenders the Original Premises in accordance with the terms of the Amended Lease. Tenant agrees to surrender possession of the Original Premises to Landlord on the Surrender Date, broom clean and in good order, condition and repair, ordinary wear and tear excepted, and otherwise in compliance with the terms of the Amended Lease regarding surrender. Upon such surrender, all rights of Tenant to possession and occupancy of the Original Premises and Tenant’s obligations with respect to the Original Premises will terminate except as to Tenant’s surviving obligations under the Amended Lease, and all of Tenant’s rights and obligations under the Amended Lease shall relate solely to the New Premises; provided, however, if Tenant fails to surrender the Original Premises on or before the Surrender Date, Tenant shall be deemed in holdover of the Original Premises subject to the holdover provisions in the Lease, and such holding over shall not operate to release Tenant from its obligations with respect to the New Premises.

4.
Monthly Base Rent. Effective retroactively as of the New Term Commencement Date and continuing for the duration of the New Term, Tenant shall pay Monthly Base Rent for the New Premises to Landlord in accordance with the following schedule:

Lease Months	Monthly Base Rent
2/1/2023 – 1/31/2024	$26,658.75
2/1/2024 – 1/31/2025	$27,458.51
2/1/2025 – 1/31/2026	$28,282.27
2/1/2026 – 1/31/2027	$29,130.74
2/1/2027 – 1/31/2028	$30,004.66
2/1/2028 – 1/31/2029	$30,904.80
2/1/2029 – 1/31/2030	$31,831.94
2/1/2030 – 1/31/2031	$32,786.90

5.
Tenant’s Building Percentage; Operating Expenses; Base Year. Commencing retroactively on the New Term Commencement Date, and continuing through the New Term, Tenant’s Building Percentage shall be 3.35%, based on the New Premises consisting of approximately 7,109 rentable square feet and the Building consisting of approximately 211,972 rentable square feet. The Base Year, as set forth in the Basic Lease Information in the Lease, shall be amended, as of the New Term Commencement Date, to be the calendar year 2023.

6.
Operating Expense Gross Up. The first sentence of Section 5.6 of the Lease is deleted in its entirety and replaced with the following:

If the occupancy of the Building during any part of any Lease Year is less than one hundred percent (100%), Landlord shall make an appropriate adjustment of the variable components of Operating Expenses for that Lease Year, as reasonable determined by Landlord using sound accounting and management principles, to determine the amount of Operating Expenses that would have been incurred had the Building been one hundred percent (100%) occupied.

7.
Tenant Improvements. Landlord, using Building standard materials, methods, finishes and specifications, shall install in the New Premises the Tenant Improvements, as described in the Work Letter attached hereto as Exhibit B (the “Work Letter). Landlord hereby grants to Tenant an allowance of up to $75.00 per rentable square foot of the New Premises (i.e., $533,175.00 based on the New Premises consisting of 7,109 rentable square feet) (the “Allowance”), to be applied as provided in the Work Letter. In addition, upon substantial completion of the Tenant Improvements, any unused amount of the Allowance, not to exceed $248,815.00, may be applied against Monthly Base Rent next coming due under the Lease. Notwithstanding anything contained herein or the Work Letter to the contrary, Landlord, at Landlord’s sole cost and expense, without application of the Allowance, shall be responsible for the (i) installation of any demising walls; and (ii) segregation of HVAC and electrical systems to service the New Premises.

8.
Condition of Original Premises. Tenant acknowledges that it is presently in possession of the Original Premises and is fully aware of the condition of the Original Premises. Tenant acknowledges that Landlord shall not be obligated to refurbish or improve the Original Premises in any manner whatsoever or to otherwise provide funds for the improvement of the Original Premises in conjunction with this Amendment, and Tenant hereby accepts the Original Premises “AS-IS”. Tenant further acknowledges that except as expressly provided in the Lease and this Amendment, neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Original Premises, the improvements, refurbishments, or alterations therein, or the Building with respect to the functionality thereof or the suitability of any of the foregoing for the conduct of Tenant’s business and that all representations and warranties of Landlord, if any, are as set forth in the Lease and this Amendment.

9.
Condition of New Premises. Tenant acknowledges that, except as expressly provided in this Amendment, Landlord shall not be obligated to refurbish or improve the New Premises in any manner whatsoever or to otherwise provide funds for the improvement of the New Premises, and Tenant hereby accepts the New Premises “AS-IS”. Tenant further acknowledges that except as expressly provided in this Amendment, neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of any of the New Premises, the improvements, refurbishments, or alterations therein, or the Building with respect to the functionality thereof or the suitability of any of the foregoing for the conduct of Tenant’s business, and that all representations and warranties of Landlord, if any, are as set forth in this Amendment.

10.
Accessibility. Pursuant to Section 1938 of the California Civil Code, Landlord hereby advises Tenant that as of the date of this Amendment neither the Original Premises, the New Premises, nor the Building have undergone inspection by a Certified Access Specialist. Further, pursuant to Section 1938 of the California Civil Code, Landlord notifies Tenant of the following: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” Therefore and notwithstanding anything to the contrary contained in the Amended Lease, Landlord and Tenant agree that (a) Tenant may, at its option and at its sole cost, cause a CASp to inspect the New Premises and determine whether the New Premises complies with all of the applicable construction-related accessibility standards under California law, (b) the parties shall mutually coordinate and reasonably approve of the timing of any such CASp inspection so that Landlord may, at its option, have a representative present during such inspection, and (c) Tenant shall be solely responsible for the cost of any repairs necessary to correct violations of construction-related accessibility standards within the Original Premises, the New Premises, or the Building identified by any such CASp inspection, any and all such alterations and repairs within the New Premises to be performed by Tenant in accordance with Article 15 of the Lease and if any alterations and repairs to other portions of the Building are required as a result of Tenant’s CASp inspection then Tenant shall reimburse Landlord upon demand, as Additional Rent, for the cost to Landlord of performing such alterations and repairs; provided, however, unless such repair or alterations relate solely to other alterations to the New Premises which Tenant is obligated to, or elects to, remove upon the expiration or earlier termination of the Term (in which case Tenant shall simultaneously also remove any CASp identified alterations and repairs), Tenant shall have no obligation to remove any repairs or alterations made pursuant to a CASp inspection under this Section.

11.
Extension Option. Tenant shall continue to have one (1) option to extend the New Term for one (1) additional period of five (5) years, on the same terms, covenants and conditions as provided for in the Lease, except for the Monthly Base Rent, which shall initially be equal to the “Fair Market Rental Value” for the Premises for the option term as defined and determined in accordance with the provisions of Article 51 of the Lease; provided, however, the Extension Option must be exercised, if at all, by written notice (“Extension Notice”) delivered by Tenant to Landlord no sooner than that date which is twelve (12) months and no later than that date which is nine (9) months prior to the expiration of the New Term. The Extension Option shall, at Landlord’s sole option, not be deemed to be properly exercised if, at the time the Extension Option is exercised or on the scheduled commencement date for the Option Term, Tenant has (a) committed an uncured event of default whose cure period has expired pursuant to Section 22 of the Lease (or if Tenant would be in default but for the passage of time, the giving of notice or both), (b) except for an assignment to an Affiliate, assigned the Lease or its interest therein, or (c) except for a sublease to an Affiliate, sublet all or any portion of the New Premises’ total rentable square feet of the Premises. Provided Tenant has properly and timely exercised the Extension Option, the New Term of the Lease shall be extended by the Option Term, and all terms, covenants and conditions of the Lease shall remain unmodified and in full force and effect, except that the Monthly Base Rent shall be as set forth above, and except that there shall be no remaining Extension Options. Landlord and Tenant hereby acknowledge and agree that, except as provided in this Section 11, any and all provisions of the Lease providing for an extension or renewal of the Term of the Lease, are hereby deleted in their entirety and Tenant has no further options to extend the New Term.

12.
Right to Relocate. Article 24 of the Lease is hereby deleted in its entirety and replaced with “Intentionally Omitted”.

13.
Reduction of Security Deposit. Upon Tenant’s execution of this Amendment, Landlord shall apply $34,586.21 worth of Security Deposit, which is currently held by Landlord pursuant to Section

4.3 of the Lease in the amount of $67,373.11 for the Original Premises, as a credit against the Monthly Base Rent next coming due under the Lease, and Landlord shall continue to hold $32,786.90 as security for the performance of Tenant’s obligations under the Amended Lease.

14.
Maximum Parking Allocation. The Maximum Parking Allocation, as set forth in the Basic Lease Information in the Lease, is hereby amended to be twenty-one (21) parking passes (i.e., up to three

(3) parking passes per 1,000 rentable square feet of area in the New Premises). Tenant shall have the right, but not the obligation, to rent the Maximum Parking Allocation at the Building’s standard rates, which rates are currently $90.00 per space, per month for unreserved spaces, and $142.00 per space, per month for reserved spaces.

15.
New Premises Existing Furniture. Tenant shall have the right to utilize any existing furniture currently in the New Premises if and to the extent surrendered with the New Premises by the existing tenant, excluding the existing main conference room table and chairs adjacent to the reception area (the “Existing Furniture”). Landlord makes no representation or warranty regarding the condition of the Existing Furniture or suitability for Tenant’s use and Tenant hereby access the Existing Furniture it is “as- is” condition. Tenant shall return the Existing Furniture to the Landlord at the earlier of the end of the New Term or the termination of the Extended Lease.

16.
Notice Address of Landlord.

Landlord’s addresses for notices under the Amended Lease are hereby replaced in their entirety with the following:

Landlord’s address:	SFIII LAKE, LLC and SFIII FOS LAKE, LLC
c/o Swift Real Estate Partners
100 Bayview Circle, Suite 220
Newport Beach, California 92614
Attn: Jeremy Wustman
Telephone: (760) 420-6212
E-mail: wustman@swiftrp.com

For payment of Rent:	260 California Street, Suite 1100
San Francisco, California 94111
Attn: Accounting Department

17.
Existing Tenant Extension.

(a)
Notwithstanding anything in the Amendment to the contrary, Landlord and Tenant hereby acknowledge and agree that Landlord cannot deliver possession of the New Premises until the existing tenant (the “Existing Tenant”) currently leasing the New Premises under an existing lease (the “Existing Lease”) agrees to terminate the Existing Lease early or timely and properly surrenders possession of the New Premises to Landlord upon the expiration of the term for the Existing Lease (such early termination or expiration surrender date, as applicable, the “Existing Lease Surrender Date”). In addition, Tenant hereby acknowledges and agrees that the Existing Tenant has the right to extend the term of the Existing Lease by delivering written notice to Landlord of such election on or before May 31, 2023.

(b)
If the Existing Tenant executes its extension option under the Existing Lease, then

(i) Landlord shall not deliver the New Premises to Tenant in accordance with this Amendment, (ii) Sections 1, 2, 3, 4, 7, 9, 10, 11 and 15 of this Amendment shall be void and of no further force and effect, (iii) Tenant shall be permitted to remain in the Remainder Surrender Premises for the twelve (12) month period commencing on June 1, 2023 and expiring on May 31, 2024 (the “Temporary Lease Period”), (iv) Tenant shall pay to Landlord Monthly Base Rent for the Remainder Surrender Premises in the amount of $26,658.75 per month during the Temporary Lease Period, (v) Tenant shall have the right to terminate the Lease of the Remainder Surrender Premises by providing Landlord thirty (30) days prior written notice during the Temporary Lease Period, and (vi) on the date that is the earlier of (A) the last day of the Temporary Lease Period, or (B) the termination date if Tenant elects to terminate the Lease of the Remainder Surrender Premises early in accordance with this sentence, Tenant agrees to surrender possession of the Remainder Surrender Premises to Landlord, broom clean and in good order, condition and repair, ordinary wear and tear excepted, and otherwise in compliance with the terms of the Amended Lease regarding surrender. Upon such surrender, all rights of Tenant to possession and occupancy of the Remainder Surrender Premises and Tenant’s obligations with respect to the Remainder Surrender Premises will terminate except as to Tenant’s surviving obligations under the Amended Lease; provided, however, if Tenant fails to surrender the Remainder Surrender Premises on or before the required surrender date, Tenant shall be deemed in holdover of the Remainder Surrender Premises subject to the holdover provisions in the Lease. Notwithstanding anything contained herein or the Work Letter to the contrary, in the event the Existing Tenant (defined in Section 17(a) below) executes its extension option, then Landlord shall not commence demising the Remainder Surrender Premises or otherwise performing disruptive work in the Remainder Surrender Premises during the Temporary Lease Period.

18.
Broker. Tenant hereby represents and warrants to Landlord that it is not aware of any brokers, agents or finders, other than CBRE, Inc., representing Landlord and Tenant, who may claim a fee or commission in connection with the consummation of the transactions contemplated by this Amendment. If any claims for brokers’ or finders’ fees in connection with the transactions contemplated by this Amendment arise, then Tenant agrees to indemnify, protect, hold harmless and defend Landlord (with counsel reasonably satisfactory to Landlord) from and against any such claims if they shall be based upon any statement, representation or agreement made by Tenant.

19.
Representations and Warranties. Tenant hereby represents, warrants, and agrees that:

(1) there exists no breach, default, or event of default by Landlord under the Lease, or any event or condition which, with notice or passage of time or both, would constitute a breach, default, or event of default by Landlord under the Lease; (2) the Lease continues to be a legal, valid, and binding agreement and obligation of Tenant; and (3) Tenant has no current offset or defense to its performance or obligations under the Lease. Tenant hereby waives and releases all demands, charges, claims, accounts, or causes of action of any nature whatsoever against Landlord or Landlord’s members, managers, directors, officers, employees or agents, including without limitation, both known and unknown demands, charges, claims, accounts, and causes of action that have previously arisen out of or in connection with the Lease.

20.
Authority. Each signatory of this Amendment on behalf of Tenant represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

21.
Successors and Assigns. This Amendment shall extend to, be binding upon, and inure to the benefit of, the respective successors and permitted assigns and beneficiaries of the parties hereto.

22.
No Other Modification. Landlord and Tenant agree that except as otherwise specifically modified in this Amendment, the Lease has not been modified, supplemented, amended, or otherwise changed in any way and the Lease remains in full force and effect between the parties hereto as modified by this Amendment. To the extent of any inconsistency between the terms and conditions of the Lease and the terms and conditions of this Amendment, the terms and conditions of this Amendment shall apply and govern the parties. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same Amendment. For purposes of this Amendment, signatures by facsimile or electronic PDF shall be binding to the same extent as original signatures.

[NO FURTHER TEXT ON THIS PAGE; SIGNATURES ON FOLLOWING PAGES]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Amendment to be executed the date first above written.

TENANT: EVERBRIDGE, INC.,

a Delaware corporation

By:	/s/ David Granata 4/7/2023
Name:	David Granata
Title:	Senior Director - Strategic Procurement

[SIGNATURES CONTINUED ON FOLLOWING PAGE]

LANDLORD:

SFIII LAKE, LLC,

a Delaware limited liability company

By:	SFIII Lake Mezz, LLC,
a Delaware limited liability company,
its sole member

By:	Swift Real Estate Partners Fund III OP, LLC,
a Delaware limited liability company,
its sole member

By:	Swift Fund III GP, LLC,
A Delaware limited liability company,
its managing member

By:	/s/ Steve Blue 4/10/2023
Name:	Steve Blue
Its:	Authorized Signatory

SFIII FOS LAKE, LLC,

a Delaware limited liability company

By:	SFIII FOS Lake Mezz, LLC,
a Delaware limited liability company,
its sole member

By:	SFIII FOS Pasadena, LLC,
a California limited liability company,
its sole member

By:	Swift Fund III GP, LLC,
a Delaware limited liability company,
its managing member

By:	/s/ Steve Blue 4/10/2023
Name:	Steve Blue
Its:	Authorized Signatory

EXHIBIT A

NEW PREMISES

INITIAL SURRENDER PREMISES AND REMAINDER SURRENDER PREMISES

[TO BE ATTACHED]

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EXHIBIT B

WORK LETTER

1.
TENANT IMPROVEMENTS. As used in the Amendment and this Work Letter, the term “Tenant Improvements” or “Tenant Improvement Work” means those items of general tenant improvement construction shown on the Final Plans (described in Section 4 below), more particularly described in Section 5 below.

2.
WORK SCHEDULE. Within ten (10) days after the execution of this Amendment, Landlord will deliver to Tenant, for Tenant’s review and approval, a schedule (“Work Schedule”) which will set forth the timetable for the planning and completion of the installation of the Tenant Improvements and the Commencement Date of the Amended Lease. The Work Schedule will set forth each of the various items of work to be done or approval to be given by Landlord and Tenant in connection with the completion of the Tenant Improvements. The Work Schedule will be submitted to Tenant for its approval, which approval Tenant agrees not to unreasonably withhold, and, once approved by both Landlord and Tenant, the Work Schedule will become the basis for completing the Tenant Improvements. All plans and drawings required by this Work Letter and all work performed pursuant thereto are to be prepared and performed in accordance with the Work Schedule. Landlord may, from time to time during construction of the Tenant Improvements, modify the Work Schedule as Landlord reasonably deems appropriate. If Tenant fails to approve the Work Schedule, as it may be modified after discussions between Landlord and Tenant within five (5) business days after the date the Work Schedule is first received by Tenant, the Work Schedule shall be deemed to be approved by Tenant as submitted.

3.
CONSTRUCTION REPRESENTATIVES. Landlord hereby appoints the following person(s) as Landlord’s representative (“Landlord’s Representative”) to act for Landlord in all matters covered by this Work Letter: ______.

Tenant hereby appoints the following person(s) as Tenant’s representative (“Tenant’s Representative”)

to act for Tenant in all matters covered by this Work Letter: ______.

All communications with respect to the matters covered by this Work Letter are to be made to Landlord’s Representative or Tenant’s Representative, as the case may be, in writing in compliance with the notice provisions of the Lease. Either party may change its representative under this Work Letter at any time by written notice to the other party in compliance with the notice provisions of the Amended Lease.

4.
TENANT IMPROVEMENT PLANS.

(a)
Preparation of Space Plans. In accordance with the Work Schedule, Tenant agrees to meet with Landlord’s architect and/or space planner for the purpose of promptly preparing preliminary space plans for the layout of the New Premises (“Space Plans”). The Space Plans are to be sufficient to convey the architectural design of the New Premises and layout of the Tenant Improvements therein and are to be submitted to Landlord in accordance with the Work Schedule for Landlord’s approval. If Landlord reasonably disapproves any aspect of the Space Plans, Landlord will advise Tenant in writing of such disapproval and the reasons therefor in accordance with the Work Schedule. Tenant will then submit to Landlord for Landlord’s approval, in accordance with the Work Schedule, a redesign of the Space Plans incorporating the revisions reasonably required by Landlord.

(b)
Preparation of Final Plans. Based on the approved Space Plans, and in accordance with the Work Schedule, at Landlord’s election, Landlord’s architect will prepare complete architectural plans, drawings and specifications and complete engineered mechanical, structural and electrical working drawings for all

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of the Tenant Improvements for the New Premises (collectively, the “Final Plans”). The Final Plans will be submitted to Tenant for signature to confirm that they are consistent with the Space Plans. If Tenant reasonably disapproves any aspect of the Final Plans based on any inconsistency with the Space Plans, Tenant agrees to advise Landlord in writing of such disapproval and the reasons therefor within the time frame set forth in the Work Schedule. In accordance with the Work Schedule, Landlord will, subject to Section 4(c) below, then cause Landlord’s architect to redesign the Final Plans incorporating the revisions reasonably requested by Tenant so as to make the Final Plans consistent with the Space Plans.

(c)
Requirements of Tenant’s Final Plans. Landlord will not unreasonably withhold its consent to changes in the Final Plans proposed by Tenant provided the Final Plans, as revised, will: (i) be compatible with the Building shell and with the design, construction and equipment of the Building; (ii) be comprised of the Building standards set forth in the written description thereof (the “Standards”) or of at least equal quality as the Standards and approved by Landlord; (iii) comply with all applicable Laws, ordinances, rules and regulations of all governmental authorities having jurisdiction, and all applicable insurance regulations;

(iv) not require Building service beyond the level normally provided to other tenants in the Building and will not overload the Building floors; and (v) be of a nature and quality consistent with the overall objectives of Landlord for the Building, as determined by Landlord in its reasonable but subjective discretion.

(d)
Submittal of Final Plans. Once approved by Landlord and Tenant, at Landlord’s election, Landlord’s architect will submit the Final Plans to the appropriate governmental agencies for plan checking and the issuance of a building permit. Landlord’s architect, with Tenant’s cooperation, will make any changes to the Final Plans which are requested by the applicable governmental authorities to obtain the building permit. After approval of the Final Plans no further changes may be made without the prior written approval of both Landlord and Tenant, and then only after agreement by Tenant to pay any costs resulting from the design and/or construction of such changes in excess of the Allowance. Tenant hereby acknowledges that any such changes will be subject to the terms of Sections 7 and 8 below. Landlord’s approval of the Final Plans shall create no liability or responsibility on the part of Landlord for the completeness of such plans or their design sufficiency or compliance with Laws.

(e)
Changes to Shell of Building. If the Final Plans or any amendment thereof or supplement thereto shall require changes in the Building shell, the increased cost of the Building shell work caused by such changes will be paid for by Tenant or charged against the “Allowance” described in Section 5 below.

(f)
Work Cost Estimate and Statement. Prior to the commencement of construction of any of the Tenant Improvements shown on the Final Plans, Landlord will submit to Tenant a written estimate of the cost (the “Work Cost”) to complete the Tenant Improvement Work, which written estimate will be based on the Final Plans taking into account any modifications which may be required to reflect changes in the Final Plans required by the City or County in which the New Premises are located (the “Work Cost Estimate”). Tenant will either approve the Work Cost Estimate or disapprove specific items and submit to Landlord revisions to the Final Plans to reflect deletions of and/or substitutions for such disapproved items. Submission and approval of the Work Cost Estimate will proceed in accordance with the Work Schedule. Upon Tenant’s approval of the Work Cost Estimate (such approved Work Cost Estimate to be hereinafter known as the “Work Cost Statement”), Landlord will have the right to purchase materials and to commence the construction of the items included in the Work Cost Statement pursuant to Section 6 hereof. If the total costs reflected in the Work Cost Statement exceed the Allowance described in Section 5 below, Tenant agrees to pay such excess, as Additional Rent, within five (5) business days after Tenant’s approval of the Work Cost Estimate. Throughout the course of construction, any differences between the estimated Work Cost in the Work Cost Statement and the actual Work Cost will be determined by Landlord and appropriate adjustments and payments by Landlord or Tenant, as the case may be, will be made within five (5) business days thereafter.

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5.
PAYMENT FOR THE TENANT IMPROVEMENTS.

(a)
Allowance. Landlord hereby grants to Tenant an Allowance as referenced Section 7 above. The Allowance is to be used only for:

(i)
Payment of the cost of preparing the Space Plans and the Final Plans, including mechanical, electrical, plumbing and structural drawings and of all other aspects necessary to complete the Final Plans. The Allowance will not be used for the payment of extraordinary design work not consistent with the scope of the Standards (i.e., above-standard design work) or for payments to any other consultants, designers or architects other than Landlord’s architect, engineers and consultants.

(ii)
The payment of plan check, permit and license fees relating to construction of the Tenant Improvements.
(iii)
Construction of the Tenant Improvements, including, without limitation, the following: (aa) Installation within the New Premises of all partitioning, doors, floor coverings,

ceilings, wall coverings and painting, millwork and similar items;

(bb) All electrical wiring, lighting fixtures, outlets and switches, and other electrical work necessary for the New Premises;

(cc) The furnishing and installation of all duct work, terminal boxes, diffusers and accessories necessary for the heating, ventilation and air conditioning systems within the New Premises, including the cost of meter and key control for after-hour air conditioning;

(dd) Any additional improvements to the New Premises required for Tenant’s use of the New Premises including, but not limited to, odor control, special heating, ventilation and air conditioning, noise or vibration control or other special systems or improvements;

(ee) All fire and life safety control systems such as fire walls, sprinklers, halon, fire alarms, including piping, wiring and accessories, necessary for the New Premises;

(ff) All plumbing, fixtures, pipes and accessories necessary for the New Premises; (gg) Testing and inspection costs;

(hh) Fees for the general contractor including, but not limited to, fees and costs attributable to general conditions associated with the construction of the Tenant Improvements; and

(ii) Landlord’s construction management fee of four percent (4%) of the total costs of the Tenant Improvements.

(iv)
All other costs to be expended by Landlord in the construction of the Tenant Improvements, including those costs incurred by Landlord for construction of elements of the Tenant Improvements in the New Premises, which construction was performed by Landlord prior to the execution of this Lease by Landlord and Tenant and which construction is for the benefit of tenants and is customarily performed by Landlord prior the execution of leases for space in the Building for reasons of economics (examples of such construction would include, but not be limited to, the extension of mechanical excluding heating, ventilating and air conditioning systems and electrical distribution systems outside of the core of the Building, wall

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construction, column enclosures and painting outside of the core of the Building, ceiling hanger wires and window treatment).

(b)
Excess Costs. The cost of each item referenced in Section 5(a) above shall be charged against the Allowance. In no event will the Allowance be used to pay for Tenant’s furniture, artifacts, equipment, telephone systems or any other item of personal property which is not affixed to the New Premises.

(c)
Changes. If, after the Final Plans have been prepared and the Work Cost Statement has been established, Tenant requires any changes or substitutions to the Final Plans, any additional costs related thereto are to be paid by Tenant to Landlord within five (5) business days after invoice therefor. Any changes to the Final Plans will be approved by Landlord and Tenant in the manner set forth in Section 4 above and will, if necessary, require the Work Cost Statement to be revised and agreed upon between Landlord and Tenant in the manner set forth in Section 4(f) above. Landlord will have the right to decline Tenant’s request for a change to the Final Plans if such changes are inconsistent with the provisions of Section 4 above.

(d)
Governmental Cost Increases. If increases in the cost of the Tenant Improvements as set forth in the Work Cost Statement are due to requirements of any governmental agency, Tenant agrees to pay Landlord the amount of such increase; provided, however, that Landlord will first apply toward any such increase any remaining balance of the Allowance.

(e)
Unused Allowance Amounts. Except as provided in Section 7 of the Amendment, any unused portion of the Allowance upon completion of the Tenant Improvements will not be refunded to Tenant or be available to Tenant as a credit against any obligations of Tenant under the Lease unless Tenant has paid for excess costs as described in Sections 5(b), 5(c) or 5(d), in which case the unused Allowance may be applied toward such excess cost amounts and paid to Tenant.

6.
CONSTRUCTION OF TENANT IMPROVEMENTS. Until Tenant approves the Final Plans and Work Cost Statement, Landlord will be under no obligation to cause the construction of any of the Tenant Improvements. Following Tenant’s approval of the Work Cost Statement described in Section 4(f) above and upon Tenant’s payment of the total amount by which such Work Cost Statement exceeds the Allowance, if any, Landlord’s contractor will commence and diligently proceed with the construction of the Tenant Improvements. Landlord shall enforce for the benefit of Tenant all warranties and guaranties by Landlord’s contractors relating to the Tenant Improvements, and Tenant hereby waives all claims against Landlord relating to, or arising out of the construction of, the Tenant Improvements. Landlord's contract with Landlord’s contractors shall provide a warranty from the contractors to correct all defects at no cost to Tenant for one (1) year following the completion of the Tenant Improvements.

7.
SUBSTANTIAL COMPLETION.

(a)
Substantial Completion; Punch-List. For purposes of Section 3 of the Amendment above, the Tenant Improvements will be deemed to be “substantially completed” when Landlord: (a) is able to provide Tenant with reasonable access to the New Premises and (b) has substantially performed all of the Tenant Improvement Work required to be performed by Landlord under this Work Letter, other than minor “punch- list” type items and adjustments which do not materially interfere with Tenant’s access to or use of the New Premises. Within ten (10) days after delivery of the New Premises to Tenant, Tenant and Landlord will conduct a walk-through inspection of the New Premises and prepare a written punch-list specifying those punch-list items which require completion, which items Landlord will thereafter diligently complete.

(b)
Delivery of Possession. Landlord agrees to deliver possession of the New Premises to Tenant when the Tenant Improvements have been substantially completed in accordance with Section (b) above.

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